Exhibit 99.1

     BTU International Reports Record Second Quarter 2006 Results

    NORTH BILLERICA, Mass.--(BUSINESS WIRE)--July 20, 2006--

    Quarterly net income increased to $3.2 million on sales of $22.5 million

    BTU International, Inc. (Nasdaq NM: BTUI), a leading supplier of advanced thermal processing equipment for the electronics manufacturing and energy generation markets, today announced its financial results for the second quarter ended July 2, 2006.
    Net sales for the quarter were $22.5 million, up 43 percent compared to $15.8 million for the second quarter of 2005, and up 8 percent compared to sales of $20.9 million in the preceding quarter.
    Net income for the 2006 second quarter was up 320 percent at $3.2 million, or $0.34 per diluted share, compared to a net income of $770,000, or $0.11 per diluted share, reported in the second quarter of 2005, and up 23 percent compared to a net income of $2.6 million, or $0.28 per diluted share, in the preceding quarter.
    Net sales for the first six months of 2006 were $43.5 million, an increase of 52 percent compared to the same period last year. Net income for the six months ended July 2, 2006, was up 525 percent at $5.9 million, or $0.62 per diluted share, compared to a net income of $937,000, or $0.13 per diluted share, for the first six months of 2005.
    Commenting on the company's performance, Paul J. van der Wansem, chairman and CEO, said, "We are pleased with our progress as we continue to execute our plan and achieve the goals we established over a year ago."
    On June 1st, BTU announced the acquisition of the AtmoPlas(TM) technology and research team from Dana Corporation. Financial terms of the acquisition were not disclosed. "We believe that after further development, this technology has a strong potential to have applications in several markets," said van der Wansem.

    Outlook

    "Our outlook for the third quarter is somewhat tempered by limited visibility into the electronics segments of our business, said van der Wansem. "We see some softness in the electronics sector in Asia as some of our customers pause momentarily to digest their recent strong purchases of new equipment. On the positive side, as a result of our emphasis on alternative energy, we see continued expansion in our solar energy business. Overall, we believe that third quarter sales and net income may be slightly below our very strong second quarter results."

    Teleconference and Simultaneous Webcast

    BTU will be discussing its financial results, along with its outlook for the third quarter of 2006, in a conference call to be held tomorrow, Friday, July 21, at 11:00 a.m. Eastern Time. A webcast of the conference call will be available on BTU's website at www.btu.com or at www.streetevents.com. Replays of the call will be available through August 4, 2006, and can be accessed at these websites or by phone at (888) 203-1112, pass code 9512204.

    About BTU International

    BTU International is a market-leading supplier of advanced thermal processing equipment to the electronics manufacturing and energy generation markets. BTU manufactures reflow furnaces for printed circuit board assembly as well as for wafer-level packaging and die-level packaging. BTU also provides thermal process equipment for the solar cell, fuel cell and nuclear fuel industries. BTU, with headquarters in North Billerica, MA, operates worldwide with direct sales and service offices in the USA, Asia and Europe. Information about BTU International is available on BTU's website at www.btu.com.
    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
    This news release contains express or implied forward-looking statements regarding, among other things, (i) the company's expectation of results in the third quarter being slightly below of those of the second quarter 2006, (ii) the company's expectation that the AtmoPlas technology will have applications in several markets,
(iii) the company's expectation for continuing profitability, and (iv) the company's expectation for business in the Electronics Manufacturing and Energy Generation markets. Such statements are neither promises nor guarantees but rather are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Such statements are made pursuant to the "safe harbor" provisions established by the federal securities laws, and are based on the assumptions and expectations of the company's management at the time such statements are made. Important factors that could cause actual results to differ include the timely availability and acceptance of new products, general market conditions governing supply and demand, the impact of competitive products and pricing and other risks detailed in the company's filings with the Securities and Exchange Commission, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2005. Actual results may vary materially. Accordingly, you should not place undue reliance on any forward-looking statements. All information set forth in this press release is as of July 20, 2006, and, unless otherwise required by law, the company disclaims any obligation to revise or update this information in order to reflect future events or developments.



                        BTU INTERNATIONAL, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (unaudited)
            (in thousands, except share and per share data)

                              Three Months Ended    Six Months Ended
                             -------------------- --------------------
                              July 2,   July 3,    July 2,   July 3,
                                2006      2005       2006      2005
                             -------------------- --------------------

Net sales                      $22,538   $15,806    $43,473   $28,598
Costs of goods sold             13,518    10,218     26,420    18,495
                             -------------------- --------------------

  Gross profit                   9,020     5,588     17,053    10,103

Operating expenses:
   Selling, general and
    administrative               4,457     3,813      8,861     7,257
   Research, development
     and engineering             1,254       867      2,183     1,639
                             -------------------- --------------------

Operating income                 3,309       908      6,009     1,207
Interest income                    138         1        230         2
Interest expense                  (162)     (139)      (232)     (272)
Other income (loss) , net           16         -        (32)        -
                             -------------------- --------------------

Income before provision
  for income taxes               3,301       770      5,975       937

Provision for income taxes         (66)        -       (120)        -
                             -------------------- --------------------

Net income                      $3,235      $770     $5,855      $937
                             ==================== ====================

Income per share:
   Basic                         $0.35     $0.11      $0.65     $0.13
   Diluted                       $0.34     $0.11      $0.62     $0.13

Weighted average number of
  shares outstanding:
   Basic shares              9,133,371 7,246,924  9,070,845 7,232,620
   Effect of dilutive
    options                    373,551   119,805    375,215   100,545
                             -------------------- --------------------

   Diluted shares            9,506,922 7,366,729  9,446,060 7,333,165
                             ==================== ====================


                        BTU INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                   (in thousands, except share data)

                                                 (Unaudited) (Audited)
                                                        July December
                                                          2,      31,
Assets                                                  2006     2005
                                                  --------------------

Current assets
  Cash and cash equivalents                          $17,206  $15,460
  Accounts receivable                                 22,414   16,519
  Inventories                                         16,600   13,933
  Other current assets                                   763      489
                                                  --------------------

      Total current assets                            56,983   46,401
                                                  --------------------

Property, plant and equipment, net                     3,486    2,343

Other assets, net                                      2,369      161
                                                  --------------------

       Total assets                                  $62,838  $48,905
                                                  ====================

Liabilities and stockholders' equity

Current liabilities
  Current portion of long-term debt                     $267     $183
  Trade accounts payable                               5,675    6,069
  Other current liabilities                            5,428    4,781
                                                  --------------------

      Total current liabilities                       11,370   11,033

Long-term debt, less current portion                   9,695    5,106

Long-term deferred compensation                          283      283

Long-term liabilities                                    600        -
                                                  --------------------

       Total liabilities                              21,948   16,422
                                                  --------------------

      Total stockholders' equity                      40,890   32,483
                                                  --------------------

       Total liabilities and stockholders' equity    $62,838  $48,905
                                                  ====================

    CONTACT: Company Contact:
             BTU International, Inc.
             Tom Kealy, 978-667-4111 Ext. 106
                 or
             Agency Contact:
             Bill Monigle Associates
             Bill Monigle, 941-497-1622